INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference of our report dated July 15, 1997, accompanying the financial statements of U.S. Trucking, Inc. (formerly Northern Dancer Corporation) to Form S-8 Registration Statement of U.S. Trucking, Inc. (formerly Northern Dancer Corporation) and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statement.


/s/ Hein + Associates LLP
Hein + Associates LLP

Denver, Colorado
January 8, 1999